EXHIBIT 99.1

WINLAND ELECTRONICS, INC. SELECTS NEW
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MANKATO, Minn. (May 29, 2009) - Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that the Board of Directors has selected Virchow Krause & Company, LLP to succeed McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm, effective immediately.  Virchow Krause & Company, LLP is the nations 15th largest certified public accounting and consulting firm.

According to Glenn A. Kermes, Winland Electronics’ Chief Financial Officer, “the appointment of Virchow Krause does not stem from any disagreement or dissatisfaction with McGladrey & Pullen.”

About Winland Electronics

Winland Electronics, Inc. is a manufacturer providing a variety of products to customers within the trucking, electronic testing, medical, critical environment monitoring and bedding markets primarily in North America. The Company operates in two business segments: Electronic Manufacturing Services (EMS) and Proprietary Products.  EMS provides complete product realization services to OEM customers by providing value-added services which include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, and legacy support. Proprietary Products develops and markets an established family of environmental security products that can monitor critical environments. The Company’s environmental security products include simple and sophisticated microprocessor and mechanically controlled sensors and alarms that monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures. Winland Electronics, Inc. is based in Mankato, Minnesota. For more information about Winland, visit www.winland.com.

CONTACT:	Thomas J. de Petra	Tony Carideo
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2880
http://www.winland.com/